Exhibit 15.2

To:	Pintec Technology Holdings Limited
P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands

30 April 2024

Pintec Technology Holdings Limited (the “Company”)

We consent to the reference to our firm under the heading “Memorandum and Articles of Association” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, which will be filed with the Securities and Exchange Commission in the month of April 2024.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

Tel +1 345 949 0699	Harbour Place, P.O. Box 472
Fax +1 345 949 8171	103 South Church Street
Grand Cayman KY1-1106
www.traversthorpalberga.com	Cayman Islands